Exhibit 99.1

Corporate Update Webcast and Conference Call Summary

•	Zanidatamab (ZW25) enters registration-enabling study in biliary tract cancers (BTC) supported by new clinical data

•	New single agent and chemo combo data continue to support planned 1L gastroesophageal adenocarcinoma (GEA) registration-enabling study

•	Merck signs new Azymetric partnership; total potential deal value over US$891 million

•	Celgene/BMS expands partnership; Zymeworks receives US$12 million upfront payment

Vancouver, Canada (July 8, 2020) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today hosted a webcast and conference call highlighting its progress and key accomplishments in the first half of 2020.

“I’m proud to say we’ve taken a major step towards achieving our goal of bringing an important new therapeutic to patients with HER2-expressing cancers,” said Ali Tehrani, Ph.D., President and CEO of Zymeworks. “ZW25, which we will now refer to as zanidatamab, has started its first registration-enabling trial in HER2+ 2L biliary tract cancer targeting a potential BLA in 2022.”

Dr. Tehrani added, “This achievement, supported by the updated zanidatamab clinical data in BTC and GEA as well as the two partnership updates, highlights a productive first half of 2020 and sets the stage for more to come in the second half of the year.”

Zanidatamab Clinical Updates

•	Registration-Enabling Trial in HER2+ Biliary Tract Cancer

Zymeworks initiated a global Phase 2 trial of single agent zanidatamab in patients with previously treated HER2 gene amplified BTC to support accelerated approval based on a primary endpoint of objective response rate, and secondary endpoints of duration of response and safety. This study may enable filing of a BLA as early as 2022.

•	Updated Single Agent Biliary Tract Cancer Data

In 15 response-evaluable refractory BTC patients, the response rate with single agent zanidatamab was 47% with a disease control rate of 67%. Results compare favorably to the single digit response rates typically seen with chemotherapy in this setting.

•	Updated Single Agent Gastroesophageal Adenocarcinoma Data

In 34 response evaluable patients with HER2-expressing GEA, zanidatamab continues to demonstrate exciting single agent anti-tumor activity with a 38% response rate, and 62% disease control rate in patients who have received a median of 3 prior lines of treatment, including Herceptin.

•	Updated Chemotherapy Combination Gastroesophageal Adenocarcinoma Data

Twenty response-evaluable HER2-expressing GEA patients were treated with zanidatamab in combination with either paclitaxel or capecitabine, both of which are used as single agent chemotherapies for patients with progression after first line treatment. The overall response rate was 55%, including a 60% response rate in combination with paclitaxel. As a comparator, the response rate for paclitaxel alone in 2nd line HER2+ GEA is ~ 20%. Responses were observed in patients with FISH+ and FISH- disease.

Business Highlights

•	New Azymetric Partnership with Merck

Zymeworks signed a new licensing agreement with its long-term partner Merck to develop additional multispecific antibody therapeutic candidates using the Azymetric™ and EFECT™ platforms. Zymeworks is eligible to receive up to US$411 million in option exercise fees and clinical development and regulatory approval milestone payments and up to US$480 million in commercial milestone payments, as well as tiered royalties on worldwide sales.

•	Expanded Partnership with Bristol-Myers Squibb

BMS (formerly Celgene) expanded its Azymetric™ collaboration with Zymeworks, gaining access to the EFECT™ platform and extending its research term, with the objective of developing up to 10 therapeutic candidates as per the original agreement. The expanded partnership resulted in a US$12 million upfront payment to Zymeworks. Milestones remain at up to US$1.7 billion plus tiered royalties on global sales.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab (ZW25), is a novel Azymetric™ bispecific antibody currently in a registration-enabling clinical trial for refractory HER2+ biliary tract cancer as well as several Phase 2 clinical trials for HER2+ gastroesophageal and breast cancers. Zymeworks’ second clinical candidate, ZW49, is a bispecific antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker-cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with nine biopharmaceutical companies. For more information, visit www.zymeworks.com.

Zymeworks Cautionary Note Regarding Zymeworks’ Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, or collectively, forward-looking statements. Forward-looking statements in this news release include, but are not limited to, statements that relate to the planned GEA registration-enabling trial for zanidatamab, the timing of a potential BLA filing for zanidatamab, future development activities in accordance with the terms of Zymeworks’ agreements with Merck and BMS, potential payments and/or royalties payable to Zymeworks under these agreements, and other information that is not historical information. When used herein, words such as “enable”, “plan”, “expect”, “will”, “may”, “eligible to”, “continue”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation, market conditions and the factors described under “Risk Factors” in Zymeworks’ Quarterly Report on Form 10-Q for its quarter ended March 31, 2020 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Consequently, forward-looking statements should be regarded solely as Zymeworks’ current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Zymeworks cannot guarantee future results, events, levels of activity, performance or achievements. Zymeworks does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Tiffany Tolmie

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Kavita Shah, Ph.D.

(604) 678-1388

media@zymeworks.com